Exhibit 10.18.1

FIRST AMENDMENT TO OPTION TO LICENSE INTELLECTUAL

PROPERTY

This First Amendment to Option to License Intellectual Property (the “Amendment”) is dated February 13, 2004 (the “Effective Date”) by and between:

PACGEN CELLCO, LLC (“Cellco”)

A California Limited Liability Company

As “Licensor”

And

ADVANCED CELL TECHNOLOGY, INC. (“ACT”)

A Delaware Corporation

As “Licensee”

Licensee and Licensor are sometimes hereinafter referred to collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, ACT and Cellco entered into an Option To License Intellectual Property agreement dated December 31, 2003 (the “Agreement”), and

Whereas, ACT and Cellco wish to amend the Agreement

NOW, THEREFORE, in consideration of the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree to amend the Agreement as follows:

1.               Cellco will pay $12,500 in additional option fees to ACT and ACT will use those funds to reimburse ACT in part for payment of international filings for Australia, Canada, Europe and Mexico for the method patent application PCT/US02/26945.  In consideration for the above additional option fee and the fee described in section 4 below, the Agreement is hereby amended to include the additions described in Sections 2-3 below:

2.

a.               A 30 day first right to negotiate for exclusive rights to “Nerve Diseases” as an additional subparagraph 2(c) under the definition of “Field” in Article 8 of the Agreement and a “most favored nation” right to acquire non-exclusive rights to such IP on the same basis as ACT may grant a nonexclusive license in the field in “Nerve Diseases” to any third party.

b.              The rights to Chromatin Transfer under same terms and fields as described in the Agreement.

c.               The rights to Gene Trap technology as described in International Application PCT/US02/26945.  In the case of the Gene Trap technology only, the field of use shall be:

i.                  Exclusive rights for the field of diabetes (islets) and liver disease (hepatocytes).

ii.               Non-exclusive rights for other cell types.

I.                 In return for the rights granted hereunder, Cellco will add a sublicense clause to the Agreement to

a.               In event Cellco does a corporate partnership, ACT shall receive a percentage of fees and payments at a rate normal to the industry.

b.              Terms may exclude money for sponsored research or equity investments.  However, to protect ACT, some other equitable combination of terms for fees, sponsored research and equity payments will be worked out between ACT and Cellco.

iii.            Commercialization rights to sell reagents (including gene trap cell lines) and rights to set up a service business based on the gene trap technology.

d.              Non-exclusive rights to use the ACT invention as disclosed in the invention disclosure “Novel Culture System for Ex-Vivo Development” (culture of cells in an unfertilized telolecithal or entelolecithal egg of the avian or egg-laying mammal species).

2.                                       As additional compensation to ACT for the rights granted hereby, Cellco agrees to license to ACT on a non-exclusive basis for therapeutic uses the rights to any intellectual property it develops using or involving the IP covered by the Agreement for fields outside the fields of diabetes and liver disease.

3.                                       The parties will make good faith efforts to negotiate pre-arranged terms for the license of additional ACT IP useful in the future to commercialize the technology and to include those terms in the definitive license agreement described in the Agreement.  In this regard, language would be provided that in the event any of its technology now perfected or pending as of the date of this agreement would, if perfected, lead to improved efficiencies in deriving embryonic cells as compared to the technologies licensed under the Agreement, as amended hereby, or would cause Cellco to necessarily infringe issued patents controlled by ACT when Cellco produces product within the Field described in Article 8 of the Agreement, ACT shall waive any claim of infringement to the extent necessary to permit Cellco to continue the use of the IP it is licensing under the Agreement.

4.                                       Cellco will pay an additional $10,000 in option fees for filing in Japan and Israel, which filings shall be made by ACT, with the understanding that the $10,000 will be deducted from the minimum royalties owed to ACT by Cellco under paragraph 13 of the Agreement.

a.               Cellco will receive in exchange for this payment a royalty free license to the gene trap technology in the country of Japan and Israel.

b.              Cellco shall pay ACT the $12,500 and $10,000 payments described above within 30 days of the effective date of this Amendment.

5.                                       Cellco and ACT shall each pay when due one half 1/2 of the Annuity Fees applicable to the Country licenses described herein.  ACT shall notify Cellco 30 days prior to the required payment date of such fees.

ADVANCED CELL TECHNOLOGY, INC.	PACGEN CELLCO, LLC

/s/ Michael West	By:	/s/ Kenneth C. Aldrich
MICHAEL WEST		Kenneth C. Aldrich
President		Managing Member